EXHIBIT 99.1

Levi	1155 Battery Street, San Francisco, CA 94111
Strauss
& Co.
News	Media Contact:	Jeff Beckman

Levi Strauss & Co.
415-501-1698
LEVI STRAUSS & CO. ELECTS RICHARD KAUFFMAN TO ITS BOARD
SAN FRANCISCO (July 10, 2008) — Levi Strauss & Co. (LS&CO.) today announced the election of Richard Kauffman, chief executive officer and president of Good Energies, Inc., to its board of directors, to be effective October 1, 2008.
“I’m thrilled to welcome Richard to our board and company,” said LS&CO. chairman T. Gary Rogers. “Richard is a seasoned executive with a broad and deep understanding of finance, investment banking and global capital equity markets. He has advised numerous companies throughout his impressive career and will add tremendous value to board deliberations.”
Kauffman, 53, has held ascending and varied financial management and executive positions at Good Energies, Inc. (chief executive officer and president since 2006), Goldman Sachs & Co. (chairman, Global Financing Group), Morgan Stanley (vice chairman, Institutional Securities; co-head, Global Banking) and Credit Suisse First Boston (managing director, U.S. Equity Capital Markets). Kauffman earned his B.A. at Stanford University and masters degrees in International Relations and Public and Private Management from Yale University in 1979 and 1983, respectively. Kauffman is also currently a director of Q-Cells AG, the world’s largest solar cell manufacturer, and sits on the boards of several nonprofit organizations, including The Brookings Institution.

Levi Strauss & Co. Kauffman/Add One
July 10, 2008
“The Levi’s® brand is a global icon known the world over.” said Kauffman. “I have been particularly impressed with the way in which Levi Strauss & Co. has responsibly met the challenges of globalization while continuing to build and maintain the integrity of its brands. The company has long shown that good business and good corporate citizenship go hand in hand. I look forward to working closely with my fellow board members and the staff to position it for a long and successful future.”
Good Energies, Inc. is a leading global investor in the renewable energy and energy efficiency industry, focusing on investments in solar, wind, project finance and development as well as energy efficiency and green building. The company makes investments in the developing world and in other game changing energy technologies.
Levi Strauss & Co. is one of the world’s largest brand-name apparel marketers with 2007 sales of $4.3 billion. The company manufactures and markets branded jeans and casual apparel under the Levi’s®, Dockers® and Signature by Levi Strauss & Co.TM brands.
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